Exhibit 99.1

Press Release

For Immediate Release

Contact: David Morris
President, CEO and CFO
(714) 670-2488

RBB Bancorp Reports Fourth Quarter and Full Year Earnings for 2022

Conference Call and Webcast Scheduled for Tuesday, January 24, 2023 at

11:00 a.m. Pacific Time/2:00 p.m. Eastern Time

Fourth Quarter 2022 Highlights

●	Record net income of $17.6 million, or $0.92 diluted earnings per share, increased $929,000, or 5.6%, from the prior quarter and increased $1.9 million, or 11.9%, from the fourth quarter of 2021

●	Loans grew by $114.4 million, or 14.1% annualized, from the end of the prior quarter

● Declared $0.16 per share quarterly dividend

Los Angeles, CA, January 23, 2023 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter and year ended December 31, 2022.

The Company reported net income of $17.6 million, or $0.92 diluted earnings per share, for the quarter ended December 31, 2022, compared to net income of $16.7 million, or $0.87 diluted earnings per share, and $15.7 million, or $0.79 diluted earnings per share, for the quarter ended September 30, 2022 and December 31, 2021, respectively.

“Loan growth, increasing loan yields and declining expenses drove record fourth quarter and 2022 results,” said David Morris, President, CEO and CFO of RBB Bancorp. “The organizational re-alignment we began in the first quarter of last year is well underway with new hires and clearly defined responsibilities contributing to results. I'm also pleased to announce that we have concluded all internal investigations and have taken previously disclosed steps to address shortcomings and prevent future lapses.

While we made tremendous progress in 2022, we’re not immune from market forces and the impact of the rate environment. We saw significant pressure on deposit costs in the fourth quarter which we anticipate will continue over the next few quarters.”

“Despite the challenges Royal Business Bank faced in 2022, the strength of the franchise and focus of the management team delivered a record year of results and loan growth,” said Dr. James Kao, Chairman of RBB Bancorp. “As shareholders, the RBB Board of Directors appreciates management’s efforts over the past twelve months and looks forward to continuing to build on the momentum they have achieved.”

Key Performance Ratios

Net income of $17.6 million for the fourth quarter of 2022 produced an annualized return on average assets ("ROA") of 1.80% and an annualized return on average shareholders' equity ("ROE") of 14.59% compared to an annualized ROA of 1.72% and an annualized ROE of 13.93% for the third quarter of 2022. The efficiency ratio, which is defined in the Selected Financial Highlights section, for the fourth quarter of 2022 was 31.67%, compared to 40.22% for the third quarter of 2022.

Net Interest Income and Net Interest Margin

Net interest income, before provision for credit losses, was $39.0 million for the fourth quarter of 2022, compared to $39.0 million for the third quarter of 2022. Net interest income remained flat as revenues from a $162.7 million increase in higher-yielding average commercial real estate and mortgage loans was offset by costs of a $250.0 million increase in average time deposits.

Compared to the fourth quarter of 2021, net interest income, before provision for credit losses, increased $5.8 million from $33.2 million. The $5.8 million increase was primarily attributable to a $414.1 million increase in average commercial real estate and mortgage loans partially offset by a $161.0 million increase in average time deposits and due to increasing rates.

Net interest margin was 4.26% for the fourth quarter of 2022, a decrease of 5 basis points from 4.31% in the third quarter of 2022 primarily due to a 111 basis point increase in the average cost on interest-bearing deposits from 0.82% in the third quarter of 2022 to 1.93% in the fourth quarter of 2022. Cost of interest-bearing deposits increased due to increasing market rates and peer bank deposit competition.

Noninterest Income

Noninterest income was $2.4 million for the fourth quarter of 2022, a decrease of $183,000 from $2.5 million in the third quarter of 2022. The decrease was primarily driven by a $153,000 decrease in gain on sale of loans and a $143,000 decrease in loan servicing fees due to loan payoffs in the third quarter of 2022, offset by an $85,000 increase in recoveries on purchased loans during the quarter.

During the fourth quarter loan sale volume and margins on loan sales decreased. The Company sold $2.8 million in FNMA qualified mortgage loans for a net gain of $69,000 during the fourth quarter of 2022 compared to $3.8 million in FNMA qualified mortgage loans sold for a net gain of $135,000 during the third quarter of 2022. The Company sold $834,000 in SBA loans during the fourth quarter of 2022 for a net gain of $43,000, compared to $2.5 million SBA loans sold for a net gain of $130,000 during the third quarter of 2022.

Compared to the fourth quarter of 2021, noninterest income decreased by $804,000 from $3.2 million. The decrease was primarily attributable to a $1.7 million decrease in gain on sale of loans due to rate hikes that caused both sellable loan volume and premium decreases, offset by a $323,000 increase in loan servicing fees due to loan payoffs slowing down in 2022, a $300,000 decrease in unrealized loss on equity investments, and a $265,000 increase in gain on derivatives.

Noninterest Expense

Noninterest expense for the fourth quarter of 2022 was $13.1 million, compared to $16.7 million for the third quarter of 2022. The $3.6 million decrease was primarily attributable to a $2.6 million decrease in salaries and employee benefits expenses due to bonus reversals related to executive compensation and lower commission expenses for decreased loan originations in the fourth quarter of 2022, a $902,000 decrease in the provision for off balance sheet commitments due to the conversion to CECL, and a $103,000 decrease in data processing expenses.

Noninterest expense decreased from $13.3 million in the fourth quarter of 2021. The $207,000 decrease was primarily due to a $641,000 decrease in legal and professional expenses due to the completion of the previously disclosed Board special investigation, offset by a $365,000 increase in data processing expenses.

Income Taxes

The effective tax rate was 30.5% for the fourth quarter of 2022, 27.8% for the third quarter of 2022, and 30.0% for the fourth quarter of 2021. The Company recognized a tax benefit from stock option exercises of $9,000, $276,000 and $215,000 for the fourth quarter of 2022, the third quarter of 2022, and the fourth quarter of 2021, respectively. The Company amended its 2020 tax returns and 2018 California state tax return and recorded a total of $300,000 tax expense reduction in the third quarter of 2022.

Loan and Securities Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $3.3 billion as of December 31, 2022, an increase of $115.5 million from September 30, 2022, and an increase of $405.1 million from December 31, 2021. The increase from September 30, 2022 was primarily due to a $107.8 million increase in single-family residential mortgage loans and a $91.3 million increase in commercial real estate loans, offset by a $76.6 million decrease in construction and land development loans and a $3.6 million decrease in commercial and industrial loans. The increase from December 31, 2021 was primarily due to a $459.5 million increase in single-family residential mortgages and a $64.1 million increase in commercial real estate loans, offset by a $67.5 million decrease in commercial and industrial loans and a $26.3 million decrease in construction and land development loans.

During the fourth quarter of 2022, single-family residential mortgage production was $130.8 million while net payoffs and paydowns were $21.4 million. During the third quarter of 2022, single-family residential mortgage production was $191.8 million while payoffs and paydowns were $36.2 million.

There were no mortgage loans held for sale as of December 31, 2022 compared to $1.2 million as of September 30, 2022 and $6.0 million as of December 31, 2021. The Company originated approximately $889,000 in FNMA mortgage loans for sale for the fourth quarter of 2022, compared with $1.8 million during the third quarter of 2022.

In the fourth quarter of 2022, SBA loan production was $10.2 million and total SBA loan sales were $834,000 compared to SBA loan production of $7.7 million and total SBA loan sales of $2.5 million in the third quarter of 2022.

As of December 31, 2022, the Bank’s total available-for-sale securities maturing in over 12 months were $234.8 million. As of December 31, 2022 the Bank recorded gross unrealized losses of $31.2 million compared to gross unrealized losses of $2.3 million as of December 31, 2021.

Deposits

Deposits were $3.0 billion at December 31, 2022, which was an increase of $18.0 million compared to September 30, 2022. During the fourth quarter of 2022, noninterest-bearing deposits decreased by $117.6 million due to the continued reduction of a single deposit relationship, interest-bearing non-maturity deposits decreased by $266.8 million, and time deposits increased by $402.4 million. As of December 31, 2022, there were $255.0 million in brokered CDs, as compared to $105.5 million brokered CDs as of September 30, 2022 and $2.4 million brokered CDs as of December 31, 2021. Compared to December 31, 2021, total deposits decreased by $407.8 million primarily due to a $492.7 million decrease in noninterest-bearing demand deposits, and a $312.3 million decrease in interest-bearing non-maturity deposits, offset by a $397.2 million increase in time deposits.

Asset Quality

Nonperforming assets totaled $12.1 million, or 0.31% of total assets at December 31, 2022, compared to $11.8 million, or 0.30% of total assets at September 30, 2022. The increase in nonperforming assets was due to the foreclosure of a property in the amount of $284,000 that was transferred to Other Real Estate Owned (OREO) in the fourth quarter of 2022. Nonperforming assets consist of other real estate owned, loans modified under troubled debt restructurings (“TDR”), non-accrual loans, and loans past due 90 days or more and still accruing interest.

Our 30-89 day delinquent loans, excluding non-accrual loans decreased $24.7 million to $15.2 million as of December 31, 2022 compared to $39.9 million as of September 30, 2022. 30-89 days past due loans at December 31, 2022 decreased primarily due to the completion of extensions on a construction loan of $11.3 million on a project that is substantially complete and a commercial real estate loan of $8.8 million. Both loans were delinquent for 52 days at September 30, 2022, and extended and back to current in October 2022.

In the fourth quarter of 2022, there were $85,000 in net charge-offs, compared to net recoveries of $127,000 in the third quarter of 2022 and net recoveries of $46,000 in the fourth quarter of 2021.

The Company's emerging growth company (“EGC”) status expired on December 31, 2022. The Company adopted ASU 2016-13 “Accounting for Credit Losses” (“CECL”) retrospectively to January 1, 2022. Due to the adoption of CECL, the Company recorded a $2.1 million transition adjustment for the credit for loan losses and a provision for unfunded commitments of $1.0 million through retained earnings on January 1, 2022. Subsequent to CECL adoption, the Company recorded a provision for credit losses of $3.0 million in the fourth quarter of 2022 compared to $1.8 million in third quarter of 2022. The Company also recorded a reversal of provision for off-balance sheet commitments of $930,000 in the fourth quarter of 2022 compared to a reversal of $28,000 in the third quarter of 2022.

The allowance for credit losses totaled $41.0 million, or 1.23% of loans held for investment at December 31, 2022, compared with $36.0 million, or 1.12%, of total loans at September 30, 2022.

Stock Repurchase

During the fourth quarter of 2022, the Company repurchased 48,896 common shares at a weighted average price of $20.77.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of December 31, 2022, the company had total assets of $3.9 billion. Its wholly-owned subsidiary, the Bank is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time on Tuesday, January 24, 2023, to discuss the Company’s fourth quarter and year-end 2022 financial results.

To listen to the conference call, please dial 1-888-506-0062 or 1-973-528-0011, the Participant ID code is 200944, conference ID RBBQ422. A replay of the call will be made available at 1-877-481-4010 or 1-919-882-2331, the passcode is 47492, approximately one hour after the conclusion of the call and will remain available through February 7, 2023.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for credit losses and charge-offs; expectations regarding the impact of the COVID-19 pandemic; the costs or effects of acquisitions or dispositions we may make, whether we are able to obtain any required governmental or shareholder approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments”, commonly referenced as the Current Expected Credit Loss (“CECL”) model, which will change how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DFPI (formerly DBO); our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K/A and Form 10-K for the year ended December 31, 2021, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, except for December 31, 2021)

(Dollars in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2022	2022	2022	2022	2021
Assets
Cash and due from banks	$83,548	$134,179	$224,736	$149,767	$501,372
Federal funds sold and other cash equivalents	—	40,000	100,000	200,000	193,000
Total cash and cash equivalents	83,548	174,179	324,736	349,767	694,372
Interest-bearing deposits in other financial institutions	600	600	600	600	600
Investment securities available for sale	256,830	266,270	358,135	420,448	368,260
Investment securities held to maturity	5,729	5,735	5,741	6,246	6,252
Mortgage loans held for sale	—	1,185	-	3,572	5,957
Loans held for investment	3,336,449	3,220,913	3,045,946	3,006,484	2,931,350
Allowance for credit losses	(41,047)	(36,047)	(34,154)	(33,292)	(32,912)
Net loans held for investment	3,295,402	3,184,866	3,011,792	2,973,192	2,898,438
Premises and equipment, net	27,009	26,850	27,104	27,455	27,199
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000	15,000	15,000
Cash surrender value of life insurance	57,310	56,975	56,642	56,313	55,988
Goodwill	71,498	71,498	71,498	71,498	69,243
Servicing assets	9,521	10,054	10,456	11,048	11,517
Core deposit intangibles	3,718	3,971	4,248	4,525	4,075
Right-of-use assets- operating leases	25,447	24,768	25,931	22,451	22,454
Accrued interest and other assets	66,074	63,278	57,154	51,454	48,839
Total assets	$3,917,686	$3,905,229	$3,969,037	$4,013,569	$4,228,194
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$798,741	$916,301	$1,045,009	$1,159,703	$1,291,484
Savings, NOW and money market accounts	615,339	882,126	868,307	885,050	927,609
Time deposits, less than $250,000	837,369	608,489	574,050	570,274	587,940
Time deposits, greater than or equal to $250,000	726,234	552,754	540,199	553,226	578,499
Total deposits	2,977,683	2,959,670	3,027,565	3,168,253	3,385,532
FHLB advances	220,000	240,000	250,000	150,000	150,000
Long-term debt, net of debt issuance costs	173,585	173,441	173,296	173,152	173,007
Subordinated debentures	14,720	14,665	14,611	14,556	14,502
Lease liabilities - operating leases	26,523	25,701	26,823	23,314	23,282
Accrued interest and other liabilities	20,612	19,953	13,035	19,469	15,188
Total liabilities	3,433,123	3,433,430	3,505,330	3,548,744	3,761,511
Shareholders' equity:
Shareholder's equity	506,156	494,248	479,382	475,077	468,267
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive loss - Net of tax	(21,665)	(22,521)	(15,747)	(10,324)	(1,656)
Total shareholders' equity	484,563	471,799	463,707	464,825	466,683
Total liabilities and shareholders’ equity	$3,917,686	$3,905,229	$3,969,037	$4,013,569	$4,228,194

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except share and per share data)

	For the Three Months Ended
	December 31, 2022	September 30, 2022	December 31, 2021
Interest and dividend income:
Interest and fees on loans	$49,468	$43,588	$36,783
Interest on interest-bearing deposits	697	373	160
Interest on investment securities	1,874	1,784	1,069
Dividend income on FHLB stock	265	224	227
Interest on federal funds sold and other	347	445	205
Total interest income	52,651	46,414	38,444
Interest expense:
Interest on savings deposits, NOW and money market accounts	2,471	1,529	683
Interest on time deposits	7,798	2,460	1,748
Interest on subordinated debentures and long term debt	2,491	2,427	2,343
Interest on other borrowed funds	898	1,020	445
Total interest expense	13,658	7,436	5,219
Net interest income before provision for credit losses	38,993	38,978	33,225
Provision for credit losses	2,950	1,766	635
Net interest income after provision for credit losses	36,043	37,212	32,590
Noninterest income:
Service charges, fees and other	1,196	1,277	1,323
Gain on sale of loans	112	265	1,788
Gain on transfer of OREO	22	—	-
Loan servicing fees, net of amortization	581	724	258
Recoveries on loans acquired in business combinations	90	5	4
Unrealized loss on equity investments	—	—	(300)
Unrealized gain/(loss)on derivatives	16	(68)	(249)
Increase in cash surrender value of life insurance	335	332	332
Total noninterest income	2,352	2,535	3,156
Noninterest expense:
Salaries and employee benefits	6,958	9,561	6,812
Occupancy and equipment expenses	2,364	2,349	2,125
Data processing	1,203	1,306	838
Legal and professional	1,045	1,077	1,686
Office expenses	405	382	359
Marketing and business promotion	406	364	418
Insurance and regulatory assessments	489	441	475
Core deposit premium	253	277	252
OREO expenses	6	4	4
Merger expenses	1	—	38
Other expenses	(37)	936	293
Total noninterest expense	13,093	16,697	13,300
Income before income taxes	25,302	23,050	22,446
Income tax expense	7,721	6,398	6,740
Net income	$17,581	$16,652	$15,706

Net income per share
Basic	$0.93	$0.88	$0.81
Diluted	$0.92	$0.87	$0.79
Cash Dividends declared per common share	$0.14	$0.14	$0.13
Weighted-average common shares outstanding
Basic	18,971,250	18,988,443	19,444,148
Diluted	19,086,586	19,130,447	19,851,202

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, except for December 31, 2021)

(Dollars in thousands, except share and per share data)

	For the Year Ended
	December 31, 2022	December 31, 2021
Interest and dividend income:
Interest and fees on loans	$171,099	$141,569
Interest on interest-earning deposits	1,353	552
Interest on investment securities	6,084	3,379
Dividend income on FHLB stock	938	869
Interest on federal funds sold and other	1,496	694
Total interest income	180,970	147,063
Interest expense:
Interest on savings deposits, NOW and money market accounts	5,561	2,786
Interest on time deposits	13,338	9,170
Interest on subordinated debentures and long term debt	9,645	8,999
Interest on other borrowed funds	2,872	1,765
Total interest expense	31,416	22,720
Net interest income	149,554	124,343
Provision for credit losses	5,998	3,959
Net interest income after provision for credit losses	143,556	120,384
Noninterest income:
Service charges, fees and other	5,096	7,276
Gain on sale of loans	1,895	9,991
Gain on transfer of OREO	22	—
Loan servicing fees, net of amortization	2,209	684
Recoveries on loans acquired in business combinations	198	82
Unrealized loss on equity investments	—	(360)
Unrealized (loss) gain on derivatives	(247)	5
Increase in cash surrender value of life insurance	1,322	1,067
Gain on sale of fixed assets	757	—
Total noninterest income	11,252	18,745
Noninterest expense:
Salaries and employee benefits	35,517	33,568
Occupancy and equipment expenses	9,092	8,691
Data processing	5,060	4,474
Legal and professional	5,383	3,773
Office expenses	1,438	1,197
Marketing and business promotion	1,578	1,157
Insurance and regulatory assessments	1,850	1,561
Core deposit premium	1,086	1,121
OREO expenses	23	17
Merger expenses	61	137
Other expenses	2,375	2,496
Total noninterest expense	63,463	58,192
Income before income taxes	91,345	80,937
Income tax expense	27,018	24,031
Net income	$64,327	$56,906

Net income per share
Basic	$3.37	$2.92
Diluted	$3.33	$2.86
Cash Dividends declared per common share	$0.56	$0.51
Weighted-average common shares outstanding
Basic	19,099,509	19,423,549
Diluted	19,332,639	19,834,306

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$94,932	$1,310	5.47%	$141,737	$1,042	2.92%	$587,980	$592	0.40%
Securities
Available for sale (2)	245,348	1,847	2.99%	318,066	1,758	2.19%	376,601	1,037	1.09%
Held to maturity (2)	5,733	50	3.46%	5,738	50	3.46%	6,256	56	3.55%
Mortgage loans held for sale	192	3	6.20%	420	6	5.48%	3,721	40	4.26%
Loans held for investment: (3)
Real estate	3,006,293	43,864	5.79%	2,820,022	38,999	5.49%	2,492,396	31,978	5.09%
Commercial	280,326	5,601	7.93%	303,899	4,583	5.98%	380,098	4,765	4.97%
Total loans	3,286,619	49,465	5.97%	3,123,921	43,582	5.53%	2,872,494	36,743	5.07%
Total earning assets	3,632,824	$52,675	5.75%	3,589,882	$46,438	5.13%	3,847,052	$38,468	3.97%
Noninterest-earning assets	247,574			250,737			240,059
Total assets	$3,880,398			$3,840,619			$4,087,111

Interest-bearing liabilities
NOW	$67,854	$77	0.45%	$74,518	$91	0.48%	$73,896	$48	0.26%
Money Market	561,575	2,337	1.65%	612,743	1,376	0.89%	668,742	602	0.36%
Saving deposits	136,623	57	0.17%	147,349	62	0.17%	138,906	33	0.09%
Time deposits, less than $250,000	716,476	3,884	2.15%	566,730	1,221	0.85%	599,119	827	0.55%
Time deposits, $250,000 and over	631,897	3,914	2.46%	531,655	1,239	0.92%	588,265	921	0.62%
Total interest-bearing deposits	2,114,425	10,269	1.93%	1,932,995	3,989	0.82%	2,068,928	2,431	0.47%
FHLB advances	196,304	898	1.81%	239,674	1,020	1.69%	150,000	445	1.18%
Long-term debt	173,491	2,194	5.02%	173,345	2,194	5.02%	172,912	2,195	5.04%
Subordinated debentures	14,684	297	8.02%	14,629	233	6.32%	14,466	148	4.06%
Total interest-bearing liabilities	2,498,904	13,658	2.17%	2,360,643	7,436	1.25%	2,406,306	5,219	0.86%
Noninterest-bearing liabilities
Noninterest-bearing deposits	856,917			964,867			1,177,948
Other noninterest-bearing liabilities	46,613			41,003			39,483
Total noninterest-bearing liabilities	903,530			1,005,870			1,217,431
Shareholders' equity	477,964			474,106			463,374
Total liabilities and shareholders' equity	$3,880,398			$3,840,619			$4,087,111
Net interest income / interest rate spreads		$39,017	3.58%		$39,002	3.88%		$33,249	3.11%
Net interest margin			4.26%			4.31%			3.43%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited, except for December 31, 2021)

	For the Year Ended
	December 31, 2022			December 31, 2021
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$276,923	$3,788	1.37%	$504,809	$2,115	0.42%
Securities
Available for sale (2)	338,437	5,973	1.76%	320,544	3,217	1.00%
Held to maturity (2)	5,865	208	3.55%	6,543	238	3.64%
Mortgage loans held for sale	1,263	66	5.23%	20,817	670	3.22%
Loans held for investment: (3)
Real estate	2,774,348	151,164	5.45%	2,363,846	122,204	5.17%
Commercial	322,438	19,869	6.16%	381,646	18,695	4.90%
Total loans	3,096,786	171,033	5.52%	2,745,492	140,899	5.13%
Total earning assets	3,719,274	$181,068	4.87%	3,598,205	$147,139	4.09%
Noninterest-earning assets	244,891			235,267
Total assets	$3,964,165			$3,833,472

Interest-bearing liabilities
NOW	$73,335	$262	0.36%	$69,211	$184	0.27%
Money Market	631,094	5,114	0.81%	637,539	2,468	0.39%
Saving deposits	144,409	185	0.13%	137,534	134	0.10%
Time deposits, less than $250,000	609,464	6,583	1.08%	640,747	4,462	0.70%
Time deposits, $250,000 and over	565,059	6,755	1.20%	597,770	4,708	0.79%
Total interest-bearing deposits	2,023,361	18,899	0.93%	2,082,801	11,956	0.57%
FHLB advances	192,438	2,872	1.49%	150,000	1,765	1.18%
Long-term debt	173,275	8,777	5.07%	157,719	8,404	5.33%
Subordinated debentures	14,603	868	5.94%	14,385	595	4.14%
Total interest-bearing liabilities	2,403,677	$31,416	1.31%	2,404,905	$22,720	0.94%
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,050,063			938,710
Other noninterest-bearing liabilities	39,644			42,143
Total noninterest-bearing liabilities	1,089,707			980,853
Shareholders' equity	470,781			447,714
Total liabilities and shareholders' equity	$3,964,165			$3,833,472
Net interest income / interest rate spreads		$149,652	3.56%		$124,419	3.15%
Net interest margin			4.02%			3.46%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2022	2022	2021
Per share data (common stock)
Earnings
Basic	$0.93	$0.88	$0.81
Diluted	$0.92	$0.87	$0.79
Dividends declared	$0.14	$0.14	$0.13
Book value	$25.55	$24.82	$23.99
Tangible book value (1)	$21.58	$20.85	$20.22
Weighted average shares outstanding
Basic	18,971,250	18,988,443	19,444,148
Diluted	19,086,586	19,130,447	19,851,202
Shares outstanding at period end	18,965,776	19,011,672	19,455,544
Performance ratios
Return on average assets, annualized	1.80%	1.72%	1.52%
Return on average shareholders' equity, annualized	14.59%	13.93%	13.45%
Return on average tangible common equity, annualized (1)	17.33%	16.58%	15.98%
Noninterest income to average assets, annualized	0.24%	0.26%	0.31%
Noninterest expense to average assets, annualized	1.34%	1.72%	1.29%
Yield on average earning assets	5.75%	5.13%	3.97%
Cost of average total deposits	1.37%	0.55%	0.30%
Cost of average interest-bearing deposits	1.93%	0.82%	0.47%
Cost of average interest-bearing liabilities	2.17%	1.25%	0.86%
Accretion on loans to average earning assets	0.00%	0.01%	0.02%
Net interest spread	3.58%	3.88%	3.11%
Net interest margin	4.26%	4.31%	3.43%
Efficiency ratio (2)	31.67%	40.22%	36.56%
Common stock dividend payout ratio	15.05%	15.91%	16.05%

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.
(2)	Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited, except for December 31, 2021)

	For the Year Ended December 31,
	2022	2021
Per share data (common stock)
Earnings
Basic	$3.37	$2.92
Diluted	$3.33	$2.86
Dividends declared	$0.56	$0.51
Book value	$25.55	$23.99
Tangible book value (1)	$21.58	$20.22
Weighted average shares outstanding
Basic	19,099,509	19,423,549
Diluted	19,332,639	19,834,306
Shares outstanding at period end	18,965,776	19,455,544
Performance ratios
Return on average assets, annualized	1.62%	1.48%
Return on average shareholders' equity, annualized	13.66%	12.71%
Return on average tangible common equity, annualized (1)	16.26%	15.22%
Noninterest income to average assets, annualized	0.28%	0.49%
Noninterest expense to average assets, annualized	1.60%	1.52%
Yield on average earning assets	4.87%	4.09%
Cost of average deposits	0.61%	0.40%
Cost of average interest-bearing deposits	0.93%	0.57%
Cost of average interest-bearing liabilities	1.31%	0.94%
Accretion on loans to average earning assets	0.01%	0.03%
Net interest spread	3.56%	3.15%
Net interest margin	4.02%	3.46%
Efficiency ratio (2)	39.47%	40.67%
Common stock dividend payout ratio	16.62%	17.47%

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.
(2)	Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

	As of
	December 31,	September 30,	December 31,
	2022	2022	2021
Loan to deposit ratio	112.05%	108.83%	86.58%
Core deposits (1) / total deposits	75.61%	81.32%	82.91%
Net non-core funding dependence ratio (2)	17.96%	11.09%	-6.50%

Credit Quality Data:
Loans 30-89 days past due	$15,249	$39,938	$17,640
Loans 30-89 days past due to total loans	0.46%	1.24%	0.60%
Nonperforming loans	$11,525	$11,503	$20,725
Nonperforming loans to total loans	0.35%	0.36%	0.71%
Nonperforming assets	$12,102	$11,796	$21,018
Nonperforming assets to total assets	0.31%	0.30%	0.50%
Allowance for credit losses to total loans	1.23%	1.12%	1.12%
Allowance for credit losses to nonperforming loans	356.16%	313.37%	158.80%
Net (recoveries) charge-offs to average loans (for the quarter-to-date period)	0.01%	(0.02%)	(0.01%)

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets (2)	10.65%	10.35%	9.47%
Tier 1 leverage ratio	11.67%	11.47%	10.21%
Tier 1 common capital to risk-weighted assets	16.04%	15.52%	14.86%
Tier 1 capital to risk-weighted assets	16.58%	16.06%	15.40%
Total capital to risk-weighted assets	24.28%	23.72%	23.15%

Regulatory capital ratios—Bank only
Tier 1 leverage ratio	14.89%	14.57%	12.45%
Tier 1 common capital to risk-weighted assets	21.16%	20.41%	18.80%
Tier 1 capital to risk-weighted assets	21.16%	20.41%	18.80%
Total capital to risk-weighted assets	22.41%	21.67%	20.05%

(1)	Comprised of demand and savings deposits of any amount plus time deposits less than $250,000.
(2)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share data)

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
Quarterly Consolidated Statements of Earnings	2022	2022	2022	2022	2021
Interest income
Loans, including fees	$49,468	$43,588	$40,157	$37,886	$36,783
Investment securities and other	3,183	2,826	2,181	1,680	1,661
Total interest income	52,651	46,414	42,338	39,566	38,444
Interest expense
Deposits	10,269	3,989	2,350	2,292	2,431
Interest on subordinated debentures and other	2,491	2,427	2,379	2,348	2,343
Other borrowings	898	1,020	519	435	445
Total interest expense	13,658	7,436	5,248	5,075	5,219
Net interest income before provision for credit losses	38,993	38,978	37,090	34,491	33,225
Provision for credit losses	2,950	1,766	915	366	635
Net interest income after provision for credit losses	36,043	37,212	36,175	34,125	32,590
Noninterest income	2,352	2,535	3,422	2,944	3,156
Noninterest expense	13,093	16,697	17,612	16,061	13,300
Earnings before income taxes	25,302	23,050	21,985	21,008	22,446
Income taxes	7,721	6,398	6,508	6,391	6,740
Net income	$17,581	$16,652	$15,477	$14,617	$15,706
Net income per common share - basic	$0.93	$0.88	$0.81	$0.75	$0.81
Net income per common share - diluted	$0.92	$0.87	$0.80	$0.74	$0.79
Cash dividends declared per common share	$0.14	$0.14	$0.14	$0.14	$0.13
Cash dividends declared on common shares	$2,655	$2,663	$2,687	$2,724	$2,537
Yield on average assets, annualized	1.80%	1.72%	1.60%	1.39%	1.52%
Yield on average earning assets	5.75%	5.13%	4.66%	4.00%	3.97%
Cost of average deposits	1.37%	0.55%	0.31%	0.27%	0.30%
Cost of average interest-bearing deposits	1.93%	0.82%	0.49%	0.44%	0.47%
Cost of average interest-bearing liabilities	2.17%	1.25%	0.91%	0.84%	0.86%
Accretion on loans to average earning assets	0.00%	0.01%	0.01%	0.02%	0.02%
Net interest margin	4.26%	4.31%	4.08%	3.49%	3.43%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited, except for December 31, 2021)

Loan Portfolio Detail	As of December 31, 2022		As of September 30, 2022		As of June 30, 2022		As of March 31, 2022		As of December 31, 2021
(dollars in thousands)	$	%	$	%	$	%	$	%	$	%
Loans:
Commercial and industrial	$201,223	6.0%	$204,817	6.4%	$238,045	7.8%	$280,825	9.3%	$268,709	9.2%
SBA	61,411	1.9%	61,934	1.9%	59,303	1.9%	67,688	2.3%	76,136	2.6%
Construction and land development	276,876	8.3%	353,473	11.0%	356,772	11.7%	346,766	11.5%	303,144	10.3%
Commercial real estate (1)	1,312,132	39.3%	1,220,791	37.9%	1,160,350	38.1%	1,217,985	40.5%	1,247,999	42.6%
Single-family residential mortgages	1,464,108	43.9%	1,356,342	42.1%	1,205,732	39.6%	1,064,581	35.4%	1,004,576	34.3%
Other loans	20,699	0.6%	23,556	0.7%	25,744	0.9%	28,639	1.0%	30,786	1.0%
Total loans (2)	$3,336,449	100.0%	$3,220,913	100.0%	$3,045,946	100.0%	$3,006,484	100.0%	$2,931,350	100.0%
Allowance for credit losses	(41,047)		(36,047)		(34,154)		(33,292)		(32,912)
Total loans, net	$3,295,402		$3,184,866		$3,011,792		$2,973,192		$2,898,438

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Three Months Ended		Year Ended
Change in Allowance for Credit Losses	December 31,		December 31,
(dollars in thousands)	2022	2021	2022	2021
Beginning balance	$36,047	$32,231	$32,912	$29,337
ASU 2016-13 transition adjustment	2,135	—	2,135	—
Adjusted Beginning balance	38,182	32,231	35,047	29,337
Additions to the allowance charged to expense	2,950	635	5,998	3,959
Net (charge-offs)/recoveries on loans	(85)	46	2	(384)
Ending balance	$41,047	$32,912	$41,047	$32,912

Non-GAAP Financial Measures

Tangible Book Value Reconciliations

The tangible book value per share is a non-GAAP disclosure. Management measures the tangible book value per share to assess the Company’s capital strength and business performance and believes these are helpful to investors as additional tool for further understanding our performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of December 31, 2022, September 30, 2022, and December 31, 2021.

(dollars in thousands, except share and per share data)	December 31, 2022	September 30, 2022	December 31, 2021
Tangible common equity:
Total shareholders' equity	$484,563	$471,799	$466,683
Adjustments
Goodwill	(71,498)	(71,498)	(69,243)
Core deposit intangible	(3,718)	(3,971)	(4,075)
Tangible common equity	$409,347	$396,330	$393,365
Tangible assets:
Total assets-GAAP	$3,917,686	$3,905,229	$4,228,194
Adjustments
Goodwill	(71,498)	(71,498)	(69,243)
Core deposit intangible	(3,718)	(3,971)	(4,075)
Tangible assets	$3,842,470	$3,829,760	$4,154,876
Common shares outstanding	18,965,776	19,011,672	19,455,544
Tangible common equity to tangible assets ratio	10.65%	10.35%	9.47%
Book value per share	$25.55	$24.82	$23.99
Tangible book value per share	$21.58	$20.85	$20.22

Return on Average Tangible Common Equity

Management measures return on average tangible common equity (“ROATCE”) to assess the Company’s capital strength and business performance and believes these are helpful to investors as an additional tool for further understanding our performance. Tangible equity excludes goodwill and other intangible assets (excluding mortgage servicing rights), and is reviewed by banking and financial institution regulators when assessing a financial institution’s capital adequacy. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. The following table reconciles return on average tangible common equity to its most comparable GAAP measure:

	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in thousands)	2022	2021	2022	2021
Net income available to common shareholders	$17,581	$15,706	$64,327	$56,906
Average shareholders' equity	477,964	463,374	470,781	447,714
Adjustments:
Goodwill	(71,498)	(69,243)	(70,948)	(69,243)
Core deposit intangible	(3,882)	(4,239)	(4,131)	(4,657)
Adjusted average tangible common equity	$402,584	$389,892	$395,702	$373,814
Return on average tangible common equity	17.33%	15.98%	16.26%	15.22%

Non-core Funding Dependency Ratio

The Bank measures core deposits by reviewing all relationships over $250,000 on a quarterly basis. The Company tracks all deposit relationships over $250,000 on a quarterly basis and consider a relationship to be core if there are any three or more of the following: (i) relationships with the Company (as a director or shareholder); (ii) deposits within the Company's market area; (iii) additional non-deposit services with the Company; (iv) electronic banking services with the Company; (v) active demand deposit account with the Company; (vi) deposits at market interest rates; and (vii) longevity of the relationship with the Company. The Company considers all deposit relationships under $250,000 as a core relationship except for time deposits originated through an internet service. This differs from the traditional definition of core deposits which is demand and savings deposits plus time deposits less than $250,000. The Company believes it is the proper way to measure our core and non-core deposits under regulatory guidelines. The following table reconciles the non-core dependency ratio.

	As of
(dollars in thousands)	December 31, 2022	December 31, 2021

Non-core deposits: Time deposits greater than $250,000	$726,234	$578,499
Short term borrowing outstanding	70,000	—
Adjusted non-core liabilities	796,234	578,499
Short term assets (1)	137,302	837,941
Adjustment to short term assets:
Purchased receivables with maturities less than 90-days	—	—
Adjusted short term assets	137,302	837,941
Net non-core funding	$658,932	$(259,442)
Total earning assets	3,668,447	3,988,715
Net non-core funding dependency ratio	17.96%	-6.50%

(1)	Short term assets include cash equivalents and investment with maturities less than one year